Exhibit 10.72
(For Non-Employee Directors – CDN defer)
CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is dated effective _________ (the “Award Date”), and is between Cboe Global Markets, Inc. (the “Corporation”) and _________ (“Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated Cboe Global Markets, Inc. (formerly CBOE Holdings, Inc.) Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).
1.Award. The Corporation hereby awards to Participant _________ Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units will be subject to the terms and conditions of the Plan and this Agreement. Each Restricted Stock Unit is a notional amount that represents one unvested share of Stock and entitles Participant, subject to the terms of this Agreement, to receive a share of Stock if and when the Restricted Stock Unit vests.
2.No Rights as Stockholder; Dividend Equivalents. Participant shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of the shares of Stock (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation). Notwithstanding the foregoing, in the event that the Corporation declares a cash dividend on shares of Stock, on the payment date of the dividend, Participant will be credited with Dividend Equivalent Rights equal to the amount of the cash dividend per share multiplied by the number of Restricted Stock Units held by Participant on the dividend’s record date. Upon distribution of the underlying Restricted Stock Units, the total accumulated Dividend Equivalent Rights credited to Participant under the preceding sentence will be deemed to be additional Restricted Stock Units (not subject to reinvestment) and, prior to distribution, will be subject to the same terms regarding vesting, forfeiture, and distribution as the underlying Restricted Stock Units awarded to the Participant under this Agreement.
3.Vesting; Effect of Termination of Service; Change in Control.
(a)Subject to Section 3(b) below, Participant’s Restricted Stock Units will vest in full on the first anniversary of the Award Date, provided that Participant has remained in Service continuously through such date.
(b)The Restricted Stock Units, if not sooner vested pursuant to Section 3(a), will vest in full upon the earliest of (i) Participant’s death, (ii) Participant’s becoming Disabled, (iii) a Change in Control, or (iv) upon the Participant’s termination due to the completion of his or her term of service on the Board, which shall mean the term of service on the Board commencing on the Participant’s most recent election or re-election to the Board and ending on the first anniversary thereafter unless the Director was elected for a longer or shorter period, in which event the longer or shorter period shall be the term, in each case if prior to any forfeiture event under Section 3(c) below.
(c)If Participant terminates Service for any reason except as set forth in Section 3(b) above, and before his or her Restricted Stock Units have become fully vested under this Agreement, Participant’s Restricted Stock Units will be forfeited on and after the effective date of such termination. Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant’s Restricted Stock Units are forfeited.
4.Terms and Conditions of Distribution.
(a)Distribution of a share of Stock that corresponds to a vested Restricted Stock Unit shall be made to Participant as soon as practicable after all the Restricted Stock Units vest, but not later than two and a half (2 1/2) months after the end of the calendar year in which such vesting occurs, subject to such additional time as may be permitted under Section 409A in the event of Participant’s death and to any elections the Participant may make pursuant to the Cboe Global Markets, Inc. Director Equity Deferral Plan.
(b)Reserved.
(c)If Participant dies before the date on which the Corporation would have distributed shares of Stock in satisfaction of vested Restricted Stock Units, the Corporation will distribute such shares of Stock to Participant’s designated beneficiary(ies) or, if none are designated or surviving, to Participant’s estate or personal representative. The Corporation is not required to issue or deliver any shares of Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices. The foregoing provisions are subject in all cases to the requirements of Section 409A.
5.Nontransferability.    Unvested Restricted Stock Units may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.
6.Administration.    The Committee administers the Plan.    Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time. The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.
7.Securities Law Requirements. If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock. The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws. The

Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
8.Payment of Withholding Taxes. Participant acknowledges that, regardless of any action taken by the Corporation, the liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility. Participant further acknowledges that the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, or the subsequent sale of shares of Stock acquired pursuant to such settlement; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Solely to the extent that withholding of Tax-Related Items is required by applicable law, the Corporation will withhold from the shares of Stock to be delivered upon settlement of the Restricted Stock Units. Participant will have no further rights with respect to any shares of Stock that are retained by the Corporation pursuant to this provision. The Corporation may refuse to issue or deliver shares of Stock until arrangements satisfactory to the Corporation have been made in connection with the Tax-Related Items.
9.Representations and Warranties. Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.
10.No Limitation on the Corporation’s Rights. This granting of Restricted Stock Units under this Agreement shall not and will not in any way affect the Corporation’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
11.Plan and Agreement Not a Contract of Service. Neither the Plan nor this Agreement is a contract of Service, and no terms of Participant’s Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on Participant to continue to remain in Service, nor will it interfere with the Corporation’s or any Affiliate’s right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.
12.Entire Agreement and Amendment. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement and the Plan. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified, or terminated only in accordance with the Plan. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.Notice. Any notice or other communication required or permitted under this Agreement must be in writing (including electronic) and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense, or (if from the Corporation or the Corporation’s stock plan administrator) by electronic mail. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the United States mail or, (c) if sent by overnight courier, on the regular business day following the date sent, or (d) when electronically mailed. Notice to the Corporation should be sent to Cboe Global Markets, Inc., 433 West Van Buren Street, Chicago, Illinois 60607, Attention: General Counsel. Notice to Participant should be sent to the mailing address and/or electronic mailing address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section 13 by giving the other party written notice of such change, in accordance with the procedures described above or otherwise established by the Corporation or its stock plan administrator.
14.Successors and Assigns. The terms of this Agreement will be binding upon the Corporation and its successors and assigns.
15.Governing Law. To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
16.Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.
17.Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
18.Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.
19.Tax Consequences.    Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock Units.
20.Section 409A. The Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A, including the exceptions and exemptions for short term deferrals, stock rights, and separation pay arrangements. This Agreement and all Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with Section 409A. Should any provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement, be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Corporation, and without the consent of Participant, in such manner as the Corporation determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding the forgoing, no provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement shall be construed as a guarantee by the Corporation of any particular tax effect to Participant.  Each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A.  Any payment that is subject to Section 409A and payable upon Participant’s termination of employment or other similar event shall not be made unless Participant has experienced a “separation from service” as defined under Section 409A.  Any payment subject to Section 409A that is to be made upon a “separation from service” to Participant on any date when he or she is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following Participant’s “separation from service” or, if earlier, Participant’s death.
21.Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, if Participant resides or is employed outside the U.S. or transfers residence or employment outside the U.S., the Restricted Stock Units shall be subject to such special terms and conditions as are set forth in the addendum to this agreement (the “Addendum”). Further, if Participant transfers residency and/or service to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). In all circumstances, the Addendum shall constitute part of this Agreement.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.
Cboe Global Markets, Inc.

_________________________________	By:	_____________________________
Participant’s Name
_________________________________	Its:	_____________________________
Participant’s Signature

Participant’s Address for notices

ACCEPTANCE DATE

ADDENDUM
CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT
This Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units if Participant resides outside of the United States or transfers residence outside the United States. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Agreement or the Plan.
1.Nature of Grant. In accepting the Restricted Stock Units, Participant acknowledges that:
(a)the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)(b)    the award of the Restricted Stock Units is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit awards, if any, will be at the sole discretion of the Corporation;
(d)Participant is voluntarily participating in the Plan;
(e)the Restricted Stock Unit Award will not be interpreted to form a Service or employment contract or relationship with the Corporation;
(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)the Corporation shall not be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the sale of any shares of Stock Participant may acquire upon such settlement; and
(h)the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Corporation in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation.
2.Data Privacy.
(a)Data Collection and Usage. The Corporation will collect, process and use certain personal information about Participant, specifically, Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, title, any shares of Stock or directorships held in the Corporation, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(b)Recipients of Data.
a.Stock Plan Administration Service Providers. The Corporation transfers Data to Fidelity Stock Plan Services, LLC (and/or its affiliates, collectively “Fidelity”), the designated broker assisting in the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share Data with such other provider serving in a similar manner.
b.Other Service Provider Data Recipients. The Corporation also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Corporation’s legal counsel as well as its auditor, human resources consultant and payroll vendor. Wherever possible, the Corporation will anonymize data, but Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
c.Securities or Other Regulatory Authorities. In addition to the recipients identified herein and where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities, including where the Corporation’s securities are listed or traded or regulatory filings are made. The legal basis, where required, for such disclosure is compliance with applicable law.
(c)International Data Transfers. The Corporation, Fidelity and other service providers described above are located in the United States. The United States may have different data privacy laws and protections than Participant’s country of residence.
(d)Legal Basis for Collection, Processing and Transfer of Data.
a.Participants within the EU / European Economic Area (“EEA”), Switzerland and the United Kingdom
i.The collection, processing and transfer of Data is necessary for the legitimate purpose of the Corporation’s administration of the Plan and Participant’s participation in the Plan.
ii.When transferring Data to potential recipients outside the EU/EEA, Switzerland and/or the United Kingdom, the Corporation strives to provide appropriate safeguards in accordance with Standard Contractual Clauses or other legally binding and permissible arrangements. For further information on the transfer of the Participant’s personal data outside of the EU/EEA, Switzerland and/or the United Kingdom, the Participant may contact the Corporation’s human resources department.
b.Participants outside the EU / EEA, Switzerland and the United Kingdom
i.Participant hereby explicitly and unambiguously consents to the collection, processing and use, in electronic or other form, of Participant’s Data by the Corporation and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above. Upon transfer of Participant’s Data to Fidelity, Participant may be asked to agree to separate terms and data processing practices with Fidelity, with such agreement being a condition of the ability to participate in the Plan.
ii.Participation in the Plan is voluntary and Participant understands that Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke his or her consent, Participant’s Service with the Corporation will not be adversely affected. The only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant the Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact the Corporation’s human resources department.
(e)Data Retention. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan or comply with applicable laws. When the Corporation no longer needs the Data, the Corporation will remove it from its systems.
(f)Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Data that the Corporation possesses, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) opt out of the Plan, or (vi) lodge complaints with the competent supervisory authorities in Participant’s jurisdiction. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact the Corporation’s human resources department.
3.No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
4.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
5.Insider Trading/Market Abuse Laws. By participating in the Plan, Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to Participant). Participant further acknowledges that, depending on Participant’s or the broker’s country of residence or where the shares of Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Stock, during such times Participant is considered to have “inside information” regarding the Corporation as defined by the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should therefore consult Participant’s personal advisor on this matter.
6.Foreign Asset/Account Reporting; Exchange Controls. Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.
7.Language. If Participant is resident in a country where English is not an official language, Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of the Agreement or has had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant further acknowledges and agrees that it is Participant’s express intent that the Agreement, the Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English. If Participant has received the Agreement, the Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
8.Annex to Addendum. Notwithstanding any provision of the Agreement or Addendum to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for Participant’s country of residence, as are set forth in the annex to this Addendum (the “Annex”). Further, if Participant transfers residency to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer. In all circumstances, the Annex shall constitute part of this Addendum.

ANNEX
This Annex to the Addendum includes additional terms and conditions that govern the Restricted Stock Units if Participant resides in the country addressed herein or transfers residence or employment to the country addressed herein. If Participant transfers residence to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer. Certain capitalized terms used but not defined in this Annex have the meanings set forth in the Agreement (including the Addendum) or the Plan.
Canada

Securities Law Notification: Participant acknowledges and agrees that he or she is permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares of Stock takes place outside of Canada through facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock currently are listed on Cboe BZX in the United States.